Exhibit 10.15

SALESFORCE.COM

[DATE]

[NAME]

[ADDRESS]

Dear [NAME]:

I am pleased to offer you a position with Salesforce.com, Inc. (the “Company”) as its [                        ] commencing on [                        ]. If you decide to join us, you will receive an annual salary of [                        ], less applicable withholding, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As a Company employee, you are also eligible to receive certain employee benefits including Company stock options. Subject to Board approval you will be granted an option to acquire [                        ] shares of Common stock, vesting 1/4 at the end of one year, and 1/48 monthly thereafter so long as your employment with the Company continues. The exercise price will be equal to the fair market value of the common stock as determined by the Board.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within seven (7) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, rate or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. You will be required to sign a Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you at Salesforce.com. Welcome aboard!

Sincerely,

/s/    MARC BENIOFF

Marc Benioff

Chairman of the Board

AGREED TO AND ACCEPTED

[NAME]

SCHEDULE TO EXHIBIT 10.15

	Date of Offer Letter	Salary	Options	Change in Control Provision	Bonuses	Other Key Terms
Marc Benioff	None	Annual salary of $10.	None	N/A	N/A	N/A

Steve Cakebread	4/26/2002	Annual salary of $250,000 per offer letter. Mr. Cakebread’s salary in fiscal 2006 was $300,000.	1,000,000 shares; 1/4th to vest at end of 1 year, 1/48th monthly thereafter; 50,000 shares vest upfront.	N/A	If salesforce.com’s IPO is not completed before 5/31/03, Mr. Cakebread may receive a $25,000 quarterly bonus based on the realization of business objectives in the discretion of the Board.	N/A

Parker Harris	3/1/1999	Annual salary of $100,000 per offer letter. Mr. Harris’ salary in fiscal 2006 was $250,000.	1,250,000 shares; 1/4th to vest at end of 1 year, 1/48th monthly thereafter. Since the date of the offer letter, Mr. Harris has received options to purchase an aggregate of 150,000 shares of common stock.	N/A	N/A	N/A

Kenneth Juster	12/1/2004	Annual salary of $400,000; variable compensation of $50,000 quarterly based on Company matrix (guaranteed during first 12 months of employment) per offer letter.	300,000 shares; 1/4th to vest at end of 1 year, 1/48th monthly thereafter.	Mr. Juster is entitled to receive 6 months acceleration of vesting of unvested stock options automatically from the date of the change in control upon termination without cause within 12 months following a change in control.	N/A	If Mr. Juster is terminated without cause during the first 12 months of employment with salesforce.com, he will receive 6 months of his base salary and the greater of (i) accelerated vesting of 6 months of his original stock option grant or (ii) monthly vesting through his termination date, plus 6 months of COBRA. salesforce.com shall reimburse up to $100,000 of Mr. Juster’s relocation expenses.

Jim Steele	9/18/2002	Annual salary of $300,000 per offer letter.	1,350,000 shares; 1/4th to vest at end of 1 year, 1/48th monthly thereafter.	N/A	N/A	If Mr. Steele terminated within 1st year of employment, he will receive 6 months base compensation and 6 months acceleration of vesting. This provision has expired.

This schedule sets forth the material terms of the offer letters with certain executive officers of salesforce.com, inc. The form is filed herewith.